EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333-273111) of Jabil Inc. and subsidiaries, and
(2)Registration Statements (Form S-8 Nos. 333-252301, 333-252300, 333-239917, 333-221022, 333-187772, 333-172458, 333-172457, 333-172443, 333-165921, 333-132721, 333-112264, 333-98299, 333-106123, 333-146577, 333-149277 and 333-158291) of Jabil Inc. and subsidiaries of our reports dated October 28, 2024, with respect to the consolidated financial statements and schedule of Jabil Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Jabil Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended August 31, 2024.

/s/ Ernst & Young LLP
Tampa, Florida
October 28, 2024